EXHIBIT 16(b)

                          Meeks, Dorman & Company, P.A.
                  Certified Public Accountants and Consultants

December 22, 1999

Office of Chief Accountants
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4(a) of Form 8-K of ThermoElastic Technologies, Inc. dated December 22, 2000.

Our only concern relating to this registrant is its failure to pay professional fees that are due. It appears that the individuals involved would rather change accountants and attorneys instead of paying their fees. The Company owes our firm over $27,000 for past services performed.

Yours truly,


/s/ Meeks, Dorman & Company, P.A.

Meeks, Dorman & Company, P.A.


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